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                                                                     Exhibit 3.2

                              VORNADO REALTY TRUST

            AMENDMENT OF DECLARATION OF TRUST

THIS IS TO CERTIFY THAT:

            FIRST: The Amended and Restated Declaration of Trust (the "Declaration of Trust") of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), is hereby amended by adding to Article IX,
Section 9.1(b) of the Declaration of Trust the following sentence:

            "The Board of Trustees, without any action by the shareholders of the Company, may amend the Amended and Restated Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company is authorized to issue."

            SECOND: The foregoing amendment has been duly advised by the Board of Trustees and approved by the shareholders of the Company as required by law.

            THIRD: The undersigned President acknowledges this amendment to be the trust act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

            IN WITNESS WHEREOF, the Company has caused this amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of May 1996.

ATTEST:                                        VORNADO REALTY TRUST


/s/ Susan D. Schmider                          /s/ Steven Roth            (SEAL)
-----------------------------------------      ----------------------------
Susan D. Schmider                              Steven Roth
Secretary                                      Chairman of the Board